Exhibit 23.1

                             INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated January 25, 2006, except for Note 14 which is dated March 31, 2006, relating to the financial statements of HealthRenu Medical, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Ham, Langston & Brezina, L.L.P.
Houston, Texas

April 11, 2006